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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12/Amendment No. 29 to the Registration Statement No. 333-73676/811-3713 of New England Variable Life Separate Account on Form N-6 of our report dated March 22, 2006, relating to the financial statements of New England Variable Life Separate Account appearing in the Prospectus, which is part of such Registration Statement, and our report on the financial statements dated April 21, 2006, relating to New England Life Insurance Company (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain non-traditional long duration contracts and separate accounts in certain insurance products as required by new accounting guidance which became effective on January 1, 2004, respectively, and recorded the impact as a cumulative effect of changes in accounting principles. In addition, the Company changed its method of accounting for mandatorily redeemable preferred stock as required by new accounting guidance which was adopted as of January 1, 2004), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are parts of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 21, 2006